EXHIBIT 10.1
EXECUTION VERSION

(1)    THE WELLCOME TRUST LIMITED

(2)    ALTO NEUROSCIENCE, INC.

CONVERTIBLE LOAN AGREEMENT
AWARD NUMBER 306439/Z/23/Z

CONTENTS
1    INTERPRETATION    4
2    LOAN TO BE ADVANCED BY WELLCOME    14
3    INTEREST    16
4    CONVERSION OR REPAYMENT OPTION    17
5    WARRANTIES    19
6    LIMITS ON LIABILITY    20
7    AUDIT    21
8    TERMINATION    22
9    EVENTS OF DEFAULT    22
10    OBLIGATIONS OF THE COMPANY    24
11    PROJECT REPORTING AND OVERSIGHT    25
12    SITE VISIT GROUP    27
13    IPRS    27
14    PROJECT IPRS: EXPLOITATION    28
15    FURTHER FUNDING    31
16    EXPERT DETERMINATION    31
17    WAIVER    32
18    ENTIRE AGREEMENT/VARIATIONS    32
19    ANNOUNCEMENTS    32
20    CONFIDENTIALITY    33
21    NOTICES    36
22    ASSIGNMENT    37
23    SEVERANCE OF TERMS    37
24    COSTS    37
25    FURTHER ASSURANCES    37
26    GENERAL    37
27    GOVERNING LAW    38

SCHEDULE 1: MILESTONES, TRANCHES OF LOAN AND PAYMENT SCHEDULE    40
SCHEDULE 2: COSTS SCHEDULE    41
SCHEDULE 3: DRAWDOWN NOTICE 1    42
SCHEDULE 4: DRAWDOWN NOTICE 2    43
SCHEDULE 5: CONVERSION PRICE AND CONVERSION STOCK    44
SCHEDULE 6: PROJECT PLAN    45
SCHEDULE 7: APPLICATION    47
SCHEDULE 8: WELLCOME POLICIES    48
SCHEDULE 9: REPORTING TEMPLATES    49

THIS AGREEMENT is made and entered into as of the 24th day of July 2024
BETWEEN:
(1)    THE WELLCOME TRUST LIMITED a company registered in England & Wales with company no. 2711000 with registered address at Gibbs Building, 215 Euston Rd, London, NW1 2BE UK, as Trustee of the Wellcome Trust, a charity registered in England under no. 210183 (“Wellcome”); and
(2)    ALTO NEUROSCIENCE, INC., a Delaware corporation with a business address at 650 Castro St., Suite 450, Mountain View, CA 94041 (the “Company”).
RECITALS:
Wellcome is a politically and financially independent global charitable foundation supporting research to improve health. In order to further its charitable objects, Wellcome has agreed to a programme-related investment by way of an unsecured convertible loan to the Company of up to Eleven Million Six Hundred and Sixty Three Thousand and One Hundred and Three US Dollars (USD$11,663,103) (‘Facility Amount’, as further defined below) to progress the Company’s delivery of the ‘Project’ as further defined below.

1    INTERPRETATION
In this Agreement, unless the context otherwise requires:

1.1	“Accrued Interest”	means interest payable and accrued in respect of the Loan as calculated in accordance with Clause 3.2;
1.2	“Advance”	means the borrowing of the Facility by the Company from time to time in accordance with Clause 2;
1.3	“Affiliate”	means, with respect to a given entity, any person, corporation, partnership or other entity, that Controls, is Controlled by, or is under common Control with such entity;
1.4	“Agreement”	means this agreement including the Schedules hereto;
1.5	“Anniversary Date”	means each anniversary of the Effective Date or, if such date is not a Business Day, the next following Business Day;
1.6	“Application”	means the application for a Wellcome award made by the Company as set out in Schedule 7;

1.7	“Background IPRs”	means, subject to Clause 14.5, any IPRs owned or controlled by the Company on the Effective Date, or during the term of the Project (other than the Project IPRs), which are necessary for undertaking the Project or which are actually used in the performance of the Project;
1.8	“Business Day”	means a day on which banks are normally open for business and which is not a Saturday or Sunday or a bank or public holiday in England and Wales or California, United States;
1.9	“Claim”	means any claim by Wellcome for breach of any of the Warranties;
1.10	“Clinical Trial”	means the clinical trial to be conducted under the Project;
1.11	“Clinical Trial Cover”	shall have the meaning set forth in Clause 10.9
1.12	“Company Biomarker Platform IPRs”
means all IPRs owned or controlled by the Company that cover or claim the Company’s proprietary data-driven platform that operates to discover or identify biomarkers useful for identifying responsive patients and for quantifying drug effects to drive drug development using certain markers and measures (including all databases, algorithms, source code, and methods relating thereto) (the “Company Biomarker Platform”). For clarity, the Company Biomarker Platform comprises both a platform for discovery of biomarkers and a platform for the detection of the presence or absence of any such biomarkers in data related to a particular person;

1.13	“Company Diligence Obligations”	shall have the meaning given to it in Clause 14.1;
1.14	“Control”	means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive more than fifty percent (50%) of the profits or earnings of an entity. Any other relationship which in fact results in one entity having a decisive influence over the management, business and affairs of another entity shall also be deemed to constitute Control;

1.15	“Conversion Amount”	means the amount of the Loan (excluding any Accrued Interest) to be converted into Conversion Stock;
1.16	“Conversion Price”	means the price per share at which the Loan will be converted into Conversion Stock, as further detailed in Schedule 5;
1.17	“Conversion Stock”	means the common stock of the Company, $0.0001 par value per share;
1.18	“CTSC”	shall have the meaning set forth in Clause 11.2.
1.19	“Disclosure Letter”	means a letter submitted by the Company to Wellcome at the same time as each Drawdown Notice giving notice of any disclosures to be made by the Company against the Warranties that are relevant at the time of such submission;
1.20	“Drawdown Date”	means a Business Day on which an Advance is to be made, such date to be set out in the relevant Drawdown Notice;
1.21	“Drawdown Documents”	means: (a) A Drawdown Notice; (b) A Disclosure Letter; (c) A spend report in the standard Wellcome form detailing actual expenditure of the previous Facility tranche; and (d) Financial Documents
1.22	“Drawdown Notice”	means a notice in writing signed by the Company as detailed in Schedules 3 or 4 of this Agreement (as relevant);
1.23	“Drawdown Period”	means the period starting on the Effective Date and ending on the date which is the earlier of the Repayment Date or forty-eight (48) months from the date of this Agreement;
1.24	“DSMB”	means the data safety monitoring board established for the Clinical Trial;
1.25	“Effective Date	means the date of this Agreement as set out at the top of page 4 of this Agreement;

1.26	“Encumbrance”	means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third-party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;
1.27	“End of Award Report”	means an end of award report in the form set out in Schedule 9, which sets out details of the work undertaken and the outcomes of the Project;
1.28	“Equity Holding”	means any equity or any other interest (whether by way of debenture, warrant, security or otherwise) in any third-party company transferred or issued to Wellcome in consideration of the assignment or grant of a licence or an option thereto to such third-party company in respect of any Project IPRs;
1.29	“Event of Default”	means any event or circumstance listed in Clause 9.1;
1.30	“Expert”	shall have the meaning set forth in Clause 16;
1.31	“Facility”	means the loan facility made available by Wellcome to the Company on the terms and conditions of this Agreement;
1.32	“Facility Amount”	means the maximum principal amount of the Facility being eleven million six hundred and sixty-three thousand one hundred and three US dollars (USD$11,663,103);
1.33	“Fair Value”
means the fair market value of any asset taking into account the following assumptions:
a)    the sale is between a willing seller and a willing purchaser on an arm’s length basis, and
b)    the relevant asset is sold free of all restrictions, liens, charges and other Encumbrances;
or as determined by the Expert in accordance with Clause 16.

1.34	“Field”	means the diagnosis, prevention and treatment of bipolar disorder, depressive phase
1.35	“Final Expenditure Report”	means an end of award spend report in the form set out in Schedule 9, setting out details of expenditure of the Loan on the Project;
1.36	“Financial Documents”	means the latest set of publicly available financial documents published by the Company;

1.37	“Gross Revenues”	means in any Year all income received by the Company during that Year excluding all equity investment in the Company or money paid to the Company by way of a grant;
1.38	“Group”	means, in relation to any Party, such Party and its Affiliates;
1.39	“Institutional Investor”	means a professional investor (not being an individual), including any member of a Venture Capital Association;
1.40	“IPRs”
means:
a)    patents, designs, trademarks and trade names (whether registered or unregistered), copyright and related rights, database rights, know-how and Confidential Information,
b)    all other intellectual property rights and similar or equivalent rights anywhere in the world which currently exist or are recognised in the future, and
c)    applications, extensions and renewals in relation to any such rights;

1.41	“Last Reported Sale Price”	means, with respect to the Conversion Stock (or any other security for which a closing sale price must be determined), on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Conversion Stock (or such other security) is traded. If the Conversion Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Conversion Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Conversion Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Conversion Stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
1.42	“Loan”	means the aggregate principal amount of the Facility from time to time borrowed and outstanding under this Agreement excluding any Accrued Interest, any amounts that have been converted into Conversion Stock and any amounts repaid;

1.43	“Loan Conditions”
means the following conditions:
a) no Event of Default is subsisting or would result from the proposed Advance being paid to the Company;
b) the Warranties are true and correct in all respects, subject to the matters set out in the relevant Disclosure Letter;
c) Wellcome has received the relevant Drawdown Documents and the contents of such Drawdown Documents are reasonably acceptable to Wellcome;
d) no written demand for repayment of the Loan has been issued by Wellcome to the Company;
e) other than in the case of a drawdown of the first tranche of the Facility, Wellcome has provided confirmation to the Company that the relevant Milestone for the relevant tranche to be drawn down has been met;
f) in the case of the Retained Amount (specified in the payment table at Schedule 1), the End of Award Report and Final Expenditure Report have been accepted by Wellcome (such acceptance not to be unreasonably withheld as long as they have been submitted in accordance with the terms of this Agreement, and any publications made by the Company in respect of the Project have been made in compliance with Wellcome’s Open Access Policy included in Schedule 8; and
g) the credit rating of the Company’s bank receiving Advances of the Loan is in accordance with Wellcome’s minimum required credit rating from time to time;

1.44	“Milestones”	means the Milestones as described in Schedule 1, and “Milestone” means any one of them;
1.45	“Milestone Date”	means a date set out in Schedule 1 for the achievement of a particular Milestone, or if applicable the date of expiry of any Milestone Extension;
1.46	“Milestone Extension”	has the meaning set out in Clause 2.4(b)(ii);
1.47	“Net Revenues”	means, in any Year, Gross Revenues less the amount of Operating Costs;
1.48	“Observer”	shall have the meaning set forth in Clause 11.4;

1.49	“Operating Costs”	means the following costs payable by the Company: (i) salaries, (ii) rental payments payable on real property leases and licences, (iii) operational and manufacturing costs, (iv) patent costs, (v) payments made to advisors (including lawyers, accountants, patent attorneys and bona fide consultants), (vi) utilities, (vii) IT support, equipment, asset leasing and hire purchase arrangements (excluding company cars), (viii) consumables, (ix) cost of equipment, (x) cost of sub-contractors directly related to the business of the Company, and (xi) such other items as may be agreed by Wellcome and the Company, but in each case shall exclude capital expenditure, depreciation, interest payments to licensors of IPRs, taxes and fines;
1.50	“Parties”	means the parties to this Agreement, and “Party” shall be interpreted accordingly;
1.51	“Principal Investigator”	means Dr Amit Etkin;
1.52	“Product”	means the product that is the subject of the Clinical Trial, known as ALTO-100, to the extent used to prevent, diagnose or treat disease in the Field;
1.53	“Project”	means the research activities described in the Application, as may be amended by written agreement between the Parties from time to time;
1.54	“Project Inventions”	means any inventions created, devised or arising out of the Company’s undertaking and performance of the Project or any part of it;
1.55	“Project IPRs”	means any IPRs created, devised or arising out of the Company’s undertaking and performance of the Project or any part of it, including the Project Inventions, provided that Project IPRs shall not include any IPRs that cover or claim any improvements, modifications or enhancements to the Company Biomarker Platform, which shall be deemed included in Company Biomarker Platform IPRs upon their creation;

1.56	“Project Revenues”
means any cash sums and other non-equity monetary consideration actually received by Wellcome from time to time in respect of its exploitation of Project IPRs under Clause 14, including the assignment or grant to any other person of a licence or an option thereto in respect of any Project IPRs, whether by way of royalties, licences fees or otherwise.
Project Revenues shall include consideration received by way of royalties, any award of damages received by Wellcome in respect of enforcement of the Project IPRs, signature fees, lump sum payments, the provision of premises or equipment.
Where any non-equity consideration is received other than in money the value of the consideration shall be determined by reference to the Fair Value of the goods, services, licence or other benefit to Wellcome as at the date of receipt by Wellcome and if the parties are unable to agree on the Fair Value such dispute shall be first referred to the Expert for resolution in accordance with Clause 16, prior to referral for dispute resolution pursuant to Clause 27.
Project Revenues excludes Equity Holdings (which are dealt with separately);

1.57	“Project Plan”	means the plan of research set out in Schedule 7;
1.58	“Project Start Date”	means 24th July, 2024;
1.59	“PubMed Central”
means an archive of life science journal literature operated by the National Center for Biotechnology Information, a division of the US National Library of Medicine accessible at:
http://www.pubmedcentral.nih.gov/;

1.60	“Reasonable Efforts”	means, with respect to the Company, making no less effort and committing no less resources than those commonly used by the Company or, if greater, a company of similar size and with similar resources to the Company and its Group in the relevant industry when applied to products at a similar stage of development, life cycle and healthcare potential to the Product being developed, taking into account all relevant factors, including issues of safety and efficacy, product profile, difficulty in developing or manufacturing, sourcing raw materials necessary therefor, regulatory approvals, the patent or other proprietary position of the Product in the Field and the regulatory requirements involved;

1.61	“Repayment Amount”	means the amount of the Loan and Accrued Interest that Wellcome has requested be repaid in accordance with Clause 4;
1.62	“Repayment Date”	means the date which is at least twenty (20) Business Days following the date of any notice requiring repayment of the Repayment Amount, which is served by Wellcome on the Company pursuant to Clauses 4.1(b) and 4.3;
1.63	“Safety Issues”	shall have the meaning given to it in Clause 11.1
1.64	“Sale”
means:
a)    the acquisition by any person of more than fifty percent (50%) of the shares of the Company or all of the shares not already owned by the acquirer; or
b)    the acquisition by any person of the business, assets or undertaking of the Company or any material part thereof (for which purpose the Project IPRs shall be considered a material part of the Company’s assets);

1.65	“Venture Capital Association”	means the British Venture Capital Association or any overseas body equivalent to it;
1.66	“Site Visit Group”	means the group constituted in accordance with Clause 12;
1.67	“Tax”	means all forms of taxation, duties, imposts, levies and rates whenever created or imposed and whether of the United Kingdom or elsewhere and all penalties and interest payable in respect thereof;
1.68	“Warranties”	means the representations and warranties contained in Clause 5;
1.69	“Wellcome Policies”
Means, subject to Section 10.6, Wellcome’s policy and positions set out in Schedule 8, together with any significant updates thereto or additional policies and positions which, in every case, have been notified in writing to the Company;

1.70	“Year”	means a period of twelve (12) months starting on the Repayment Date or the Effective Date as the case may require and ending on the date twelve (12) months thereafter and each subsequent period of twelve (12) months.
1.71    A reference to:

(a)    a Clause or Schedule is to a Clause in or a Schedule to this Agreement;
(b)    a person includes bodies corporate, unincorporated associations, partnerships and individuals;
(c)    including and similar words do not imply any limitation; and
(d)    a statue includes references to that statute as amended or replaced from time to time;
1.72    Headings in this Agreement are inserted for convenience only and have no legal effect. The Schedules form part of this Agreement.
1.73    References to the winding-up of a person include the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, bankruptcy, merger or consolidation of such person and an equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.
1.74    Any reference to books, records or other information includes books, records or other information in any format or medium including paper, electronically stored data, video or audio recordings and microfilm.
1.75    Where reference is made in this Agreement to the prior written consent of Wellcome being required in respect of any matter, the Company shall use commercially reasonable efforts to give not less than twenty (20) Business Days’ notice to Wellcome of the matter for which such consent is required
2    LOAN TO BE ADVANCED BY WELLCOME
2.1    Use of the Loan. The Company may use the Loan only for the purpose of funding the Project as described in the Project Plan. The Costs Schedule attached at Schedule 2 sets out how the Parties envisage the Facility Amount will be used for the Project. Any other use of the Loan is subject to the prior written consent of Wellcome.
2.2    Drawdown: In order to draw down the Loan:
(a)    the Company must provide Wellcome with the Drawdown Documents; and
(b)    Wellcome must be satisfied that the Loan Conditions are met on both the date of the Drawdown Notice and on the proposed Drawdown Date.
(c)    Drawdowns can be made quarterly.
2.3    Facility cancellation.
(a)    The Project is expected to start on the Project Start Date but, in any event, the Project must start within six (6) months of the Effective Date.

(b)    If no Drawdown Notice has been received by Wellcome within six (6) months of the Effective Date, the Facility shall be cancelled unless agreed otherwise in writing by Wellcome.
2.4    Milestones and subsequent tranches of the Facility
(a)    On the achievement of any Milestone by the relevant Milestone Date, the Company shall promptly provide Wellcome with a report setting out how the Milestone was achieved (a “Milestone Report”) together with the Drawdown Documents if drawdown is required.
(b)    Within twenty (20) Business Days of receipt of the Milestone Report and the relevant Drawdown Documents, Wellcome shall confirm to the Company in writing:
(i)    whether Wellcome is satisfied, acting reasonably, that the relevant Milestone has been achieved by the relevant Milestone Date. In such circumstances, Wellcome’s confirmation shall trigger payment of the relevant tranche of the Facility to the Company in accordance with Clause 2.5;
(ii)    whether Wellcome is not satisfied, acting reasonably, that the relevant Milestone has been achieved by the relevant Milestone Date. In such circumstances, the relevant tranche of the Facility will not be paid by Wellcome to the Company (subject to the remainder of this Clause 2.4(b)(ii)) and Wellcome shall provide the Company with reasonable details of the grounds on which it has reached this decision. Wellcome may, at its sole discretion, grant the Company a reasonable period of time (“Milestone Extension”), in order to address the reasons why Wellcome has judged that a particular Milestone has not been met. Upon the expiry of a Milestone Extension, Wellcome shall, at its sole discretion, decide whether or not to pay any further tranches of the Loan to the Company, but Wellcome shall not be obliged to do so.
2.5    Payment of Facility tranches. Subject always to the satisfaction of the Loan Conditions, Wellcome shall release the relevant tranche of the Facility within twenty-five (25) Business Days of the date that Wellcome receives a Drawdown Notice. Drawdowns can be requested quarterly, up to the value of the relevant approved Milestone. Drawdowns will be capped to the total of the relevant Milestone, until, subject to Clause 2.4(b)(ii), the date that Wellcome agrees that the next relevant Milestone has been achieved.
If the Loan Conditions are not met because the contents of any Drawdown Documents are not in compliance with the terms of this Agreement, the relevant tranche of the Facility will not be released, in which case Wellcome shall provide the Company with reasonable details of the grounds on which it has reached this decision. If the Company cures the issues identified by Wellcome within a reasonable period of time, and in any event prior to the expiry of the Drawdown Period, Wellcome shall release the relevant tranche of the Facility within fifteen (15) Business Days of confirmation that such issues have been cured. In case the Company is unable to cure the issues identified by Wellcome and Wellcome formally conveys the same to the Company, this event shall constitute an Event of Default under Clause 9.1(c).
2.6    End of Award reporting. The Company shall complete and submit an End of Award Report and Final Expenditure Report to Wellcome, within three (3) months following completion of the Project (or such other date as may be agreed by the Company and Wellcome). Wellcome will evaluate the End of Award Report and Final Expenditure Report and will notify the Company within twenty (20) Business Days of receipt whether these reports are acceptable to Wellcome, such approval not to be unreasonably withheld. If the End of Award Report or Final Expenditure Report is not acceptable to Wellcome, Wellcome shall notify the Company of its reasons at the same time, which may include that the reports (or either of them) are incomplete or insufficiently detailed.
2.7    Drawdown Period. If any Milestones have not been achieved by the last day of the Drawdown Period, the Facility shall be cancelled to the extent not borrowed, unless agreed otherwise in writing by Wellcome.
2.8    Payments. All payments under this Agreement shall be made in US Dollars by electronic wire transfer of immediately available funds directly to the account of the relevant Party.
2.9    Company Bank Account. Payments from Wellcome to the Company under this Agreement shall be made to the Company bank account, details of which must be provided by the Company to Wellcome’s Finance team from time to time, or set out in a Drawdown Notice.
2.10    Taxes. Each Party shall pay any and all taxes levied in respect of all payments such Party receives or makes under this Agreement. Any withholding or other taxes that either Party is required by law to withhold or pay on behalf of the other Party, with respect to any payments to such Party under this Agreement, shall be deducted from such payments and paid contemporaneously with the remittance to such other Party, together with evidence of such withholding or payment. Such withholding and payment shall fully discharge the Party making the payment and no further payment shall be required by the payor to the payee. The Party withholding or making such payment shall furnish the other Party with appropriate documents to secure application of the most favourable rate of withholding tax under applicable law.
3    INTEREST
3.1    Interest. Interest is payable on repayment of the Loan in accordance with Clause 3.2. Interest is not payable on any amount(s) of the Loan converted into Conversion Stock. On the conversion of any amount of the Loan into Conversion Stock any Accrued Interest in respect of such Conversion Amount falls away and is not repayable.
3.2    Interest calculation on repayment. Accrued Interest shall be deemed to have accrued on a daily basis (by reference to a year of three hundred and sixty-five (365) days) on the amount of the Loan from time to time outstanding at a rate of two percent (2%) per annum above the Sterling Overnight Index Average

(SONIA) from time to time, provided that at any time such rate is equal to or likely to exceed nine percent (9%), the Parties shall meet and discuss adjusting the interest rate (e.g., either by adjusting the percentage above SONIA, or setting a ceiling on the maximum applicable interest rate). Accrued Interest shall be added to the principal amount of the Loan annually on each Anniversary Date and on each Repayment Date (if the relevant Repayment Date is not an Anniversary Date).
3.3    Default interest. Where the Company fails to pay any amount due under this Agreement on the relevant due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at a rate which is the sum of three percent (3%) per annum and the rate which would have been payable if the overdue amount had constituted a loan in an amount equal to such overdue amount on the same terms as the Loan. Any interest accruing under this Clause 3.3 shall be immediately payable by the Company on demand.
4    CONVERSION OR REPAYMENT OPTION
4.1    Conversion and repayment. Wellcome may by written notice to the Company served in accordance with Clause 4.3:
(a)    convert the Loan (or part of the Loan), into fully paid Conversion Stock as follows:
(i)    in connection with a Sale pursuant to the terms of paragraph 1.1 of Schedule 5;
(ii)    at any time after the second (2nd) anniversary of the Effective Date pursuant to the terms of paragraph 1.2 of Schedule 5; or
(iii)    in the case of an Event of Default pursuant to the terms of paragraph 1.2 of Schedule 5 and Clause 9.2(a); or
(b)    require repayment of the Loan (or part of the Loan) together with Accrued Interest, in the following circumstances:
(i)    at any time after the fifth (5th) anniversary of the Effective Date;
(ii)    in the case of a Sale, within fifteen (15) business days following the closing date of a Sale
(iii)    in the case of an Event of Default, in accordance with Clause 9.2(b).
4.2    Conversion. On conversion, the Conversion Amount shall be converted into such number of shares of fully paid Conversion Stock as, at the Conversion Price, have an aggregate value equal to the Conversion Amount (as nearly as practicable, ignoring fractions and rounding down to the nearest whole number of shares of Conversion Stock). The Company shall (a) issue the appropriate number of shares of Conversion Stock to Wellcome as soon as practicable (and in any event no later than twenty (20) Business Days following receipt of notice from Wellcome), (b) provide instruction to the Company’s transfer agent, authorizing the issuance of the Conversion Stock to Wellcome, and (c) instruct the transfer agent to provide evidence to Wellcome of the issuance of such Conversion Stock. The Company undertakes to obtain all necessary consents and approvals as may be required to issue the Conversion Stock to Wellcome as soon as reasonably practicable.
4.3    Written demands. Written demands from Wellcome requiring repayment or conversion of the Loan (or both) shall state:
(a)    For repayment: the relevant sub-section of Clause 4.1(b) pursuant to which such request is made, the Repayment Amount, the Repayment Date and the details of Wellcome’s bank account into which the Repayment Amount should be paid; and
(b)    For conversion: the relevant sub-section of Clause 4.1(a) pursuant to which such request is made, and the amount of the Loan to be converted into Conversion Stock.
4.4    Repayment. On receipt of a valid written demand for repayment from Wellcome under Clause 4.1(b)(i) above:
(a)    on the Repayment Date, unless the Company has sufficient funds in reserve to repay the Repayment Amount in full, the Company shall pay to Wellcome an amount equal to twenty percent (20%) of the Net Revenues of the Company received by it during the Year immediately preceding the Repayment Date (provided it does not exceed the Repayment Amount) and, thereafter, on each subsequent anniversary of the Repayment Date, an amount equal to twenty percent (20%) of the Net Revenues of the Company received during the Year immediately preceding that anniversary until the Repayment Amount has been paid in full; and
(b)    if the Repayment Amount has not been repaid in full pursuant to Clause 4.4(a) or converted into Conversion Stock by the date that is seven (7) years from the Effective Date (the “Cut-Off Date”), the Company shall (in lieu of making any payments under Clause 4.4(a)) on the first anniversary of the Repayment Date following the Cut-Off Date pay Wellcome an amount equal to twenty percent (20%) of the Gross Revenues of the Company received by the Company during the Year immediately preceding that anniversary and on each subsequent anniversary of the Repayment Date an amount equal to twenty percent (20%) of the Gross Revenues of the Company received during the Year immediately preceding that anniversary until the Repayment Amount has been repaid in full.
4.5    Repayment on an Event of Default. If Wellcome requires repayment of the Loan and Accrued Interest on the occurrence of an Event of Default, the Loan and Accrued Interest shall be repayable in full within twenty (20) Business

Days of the date on which Wellcome notifies the Company that repayment is required pursuant to Clause 9.2(b).
5    WARRANTIES
5.1    Warranties. In connection with the transactions provided for in this Agreement, the Company warrants to Wellcome that, on the Effective Date, on the date of any Advance, and immediately prior to conversion of any part of the Loan (in each case, subject to matters fairly disclosed in the Disclosure Letter) that:
5.1.2    the Company has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation and has not been dissolved, wound-up or liquidated and no petition or application has been presented or made in respect of the same;
5.1.3    the Company has all requisite corporate power and capacity to own its own property and assets and to carry on its business as now being conducted and enter into and deliver this Agreement and to perform its obligations under this Agreement;
5.1.4    all corporate action has been taken on the part of the Company, its directors and stockholders necessary for the issuance of the Loan and any Conversion Stock under this Agreement, which shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms;
5.1.5    the Company has acquired all material licences, registrations, authorisations, permits, approvals and consents necessary to perform the Project and such licences, registrations, authorisations, permits, approvals and consents are in good standing;
5.1.6    the Company is conducting its business in material compliance, in all material respects, with all applicable laws, rules and regulations of each jurisdiction in which it carries on its business;
5.1.7    this Agreement, when executed, will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms;
5.1.8    neither the execution of this Agreement or compliance with the terms, conditions and provisions of this Agreement, will conflict with, accelerate the terms of, or result in a breach of any of the terms, conditions or provisions of:
(i)    any agreement, instrument or arrangement to which the Company is now a party or by which it is or may be bound, or constitute a default thereunder;
(ii)    any judgment or order, writ, injunction or decree of any court; or
(iii)    any applicable law or regulation;
5.1.9    the Company has provided to Wellcome all information in its possession which it has a right to disclose to Wellcome, which is both material to the Project and material to Wellcome granting the Loan to the Company, and this information is true, accurate and not misleading in all material respects
5.1.10    to the knowledge of the Company, all Project IPRs created, devised or which have arisen prior to the date on which the Warranties are given, is free of Encumbrances and vested in the Company.
5.2    Inducement. The Company acknowledges that it has given the Warranties with the intention of inducing Wellcome to enter into this Agreement and, as the case may be, to make the Advances on the achievement of each of the Milestones and that Wellcome has been induced to enter into this Agreement and make available the Facility on the basis of and in full reliance upon them.
5.3    Separate warranties. Each of the Warranties shall be construed as a separate and independent warranty and (save where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from any other term of this Agreement or any other Warranty.
5.4    Meaning of “knowledge”. Where any statement in the Warranties is qualified by reference to the knowledge, awareness or belief of the Company, the Company shall be deemed to be aware of all matters of which the following individuals are actually aware, following reasonable inquiry, but without any requirement to conduct any special search or investigation, or any freedom to operate inquiry: (a) Chief Executive Officer, (b) Chief Financial Officer, (c) General Counsel, (d) Chief Medical Officer, (e) Chief Development Officer and (f) Chief Operating Officer, or in each case, if such positions do not exist at Company, such individual, if any holding responsibilities substantially equivalent to the foregoing named positions.
5.5    Disclosures. The Company shall, unless otherwise required by applicable laws, rules or regulations, promptly disclose in writing to Wellcome any fact, matters, circumstances or other information which becomes known to the Company which:
(a)    is a material breach of any of the Warranties;
(b)    is material to (i) the Loan, (ii) the conversion of the Loan or (iii)the financial status of the Company, or
(c)    is material to: (i) the Project, or (ii) the development and exploitation of the Product and/or the Project IPRs, provided however, that information contained in filings with the Securities and Exchange Commission or which are otherwise in the Company’s public communications shall be deemed disclosed to Wellcome for the purposes of this Clause 5.5.
6    LIMITS ON LIABILITY
6.1    Liability. Subject to Clause 6.3 below, the maximum liability in aggregate of each of the Parties arising out of this Agreement shall not exceed the Facility Amount, or if larger, the amount of the Loan and Accrued Interest due thereon.

6.2    Exclusion of certain damages. Except in circumstances of fraud or wilful misconduct by a Party or its Affiliates, no Party or any of its Affiliates shall be liable to the other Party or any Affiliate of the other Party for special, indirect, incidental or consequential damages, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of any breach of or failure to perform any of the provisions of this Agreement.
6.3    Liability that cannot be excluded. Nothing in this Agreement shall limit the liability of either Party in respect of:
(a)    personal injury or death arising out of that Party’s negligence or wilful misconduct; or
(b)    fraud or fraudulent misrepresentation.
6.4    Exclusions from Company liability. The Company shall not be liable and no Claim or Claims shall be made against it:
(a)    if the fact, omission, circumstances or occurrence giving rise to the Claim has been fairly and accurately disclosed to Wellcome in a Disclosure Letter;
(b)    if the matter giving rise to the Claim is provided for under the terms of this Agreement; or
(c)    if the Claim arises from any act, matter or thing done by the Company at and in accordance with the written request of Wellcome.
7    AUDIT
7.1    Control of expenditure. The Company shall procure that the control of expenditure to be funded under this Agreement is governed by the normal standards and procedures of the Company and is covered by the formal audit arrangements that exist in the Company. All income and expenditure related to the Project must be accounted for under a separate cost centre, or otherwise in a manner that allows the Project related income and expenditure to be identified.
7.2    Company Auditors. Company shall permit the Company’s auditors to notify Wellcome if the audit of the Company’s annual accounts raises any matter that significantly affects, or is likely to materially adversely affect, the administration of the Loan made by Wellcome.
7.3    Wellcome audit rights. Wellcome shall have the right, at its discretion and expense, to audit by an independent certified public accountant selected by Wellcome and acceptable to the Company (the “Auditor”), the expenditure of the Facility Amount, the quantity of Conversion Stock Wellcome has been allotted, and any amounts due to Wellcome under this Agreement upon reasonable prior written notice. To this end, the Company shall provide access (during normal business hours) to accounting and other financial records relating to this Agreement or to the administration of the Loan or the Project to the Auditor solely for such purpose. Such access shall include the right to inspect any equipment acquired using the Facility Amount. Where elements of expenditure under this Agreement have been subcontracted, the Company shall use commercially reasonable efforts to ensure that the right of access extends to the accounts and records of any such subcontractor. Such audits may not (i) be conducted for any calendar year ending more than thirty-six (36) months prior to the date of such request, (ii) be conducted more than once in any calendar year (except for cause) or (iii) be repeated for any calendar quarter (except for cause). All such accounts and records required for satisfaction of this clause shall be retained for a minimum of three (3) years from the end of the Project. Wellcome shall treat all financial information of the Company which is subject to review under this Clause 7 as confidential. The Auditor shall enter into confidentiality terms acceptable to both Parties before any audit under this Clause 7.3 is conducted. The Auditor shall not disclose the Company’s Confidential Information to Wellcome, except to the extent such disclosure is necessary to verify the expenditure of the Facility Amount and any amounts due to Wellcome under this Agreement.
8    TERMINATION
8.1    Survival on termination. Except for the provisions of Clauses 6 (Limits on Liability), 10.4 (Use of Wellcome Name), 11 (Project Reporting and Oversight), 13 (IPRs), 14 (Project IPRs: Exploitation), 15 (Further Funding), 16 (Expert Determination), 19 (Announcements), 20 (Confidentiality), 21 (Notices), 22 (Assignment) and 27 (Governing Law), this Agreement shall terminate immediately following the full repayment of the Loan and any Accrued Interest in cash or by the conversion of the Loan into Conversion Stock, in each case in accordance with Clause 4. For clarity, the warranties in Clause 5 shall survive solely with respect to any claim arising from such warranty as of the date such warranty was given.
9    EVENTS OF DEFAULT
9.1    Events of Default. The following events or circumstances set out in this Clause 9.1 shall each constitute an Event of Default:
(a)    the Company fails to issue Conversion Stock to Wellcome if requested by Wellcome in accordance with Clause 4.1(a);
(b)    any material breach of this Agreement, including any material breach of a Warranty by the Company, subject to the matters set out in any Disclosure Letter which has been accepted by Wellcome
(c)    the failure of the Company to provide a Disclosure Letter or Financial Documents, the contents of which are reasonably acceptable to Wellcome;
(d)    the Company fails to pay its debts as they fall due, or has filed in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganisation or for an arrangement or for the appointment of a receiver or trustee of the Company or its assets, or if the Company is served with an involuntary petition against it, filed in any insolvency proceedings, and such petition is not dismissed within sixty (60) days after the filing thereof, or if the Company has proposed or is a party to any dissolution or liquidation (other than where the Company is a creditor claiming repayment in such dissolution or liquidation), or if the Company makes an assignment for the benefit of creditors;
(e)    the Company ceases or threatens in writing to cease to carry on all or a substantial part of its business or operations necessary for the completion of its obligations under this Agreement;
(f)    the Company takes any action, or omits to take any action, the consequences of which, in the reasonable opinion of Wellcome, would (i) be wholly incompatible with or have a material adverse effect on: Wellcome's charitable objectives or reputation, or (ii) have a material adverse effect on the ability of the Company to comply with its obligations under this Agreement; or; or
(g)    the Principal Investigator is no longer able to continue to perform the Project and the Company is unable to appoint a suitable replacement reasonably agreeable to Wellcome within a reasonable period of time;
(h)    the Site Visit Group reasonably recommends to Wellcome that Wellcome terminates the Project under Clause 12.2 on the basis of specified material acts or omissions by Company and the Company fails to correct such material identified failings within a reasonable time period.
9.2    Wellcome’s rights on Event of Default. On the occurrence of an Event of Default Wellcome may, in its absolute discretion, serve written notice on the Company (a “Default Notice”) and, at its option, Wellcome may:
(a)    convert all or part of the Loan into Conversion Stock in accordance with Clause 4.1(a)(ii), regardless of whether such Event of Default has occurred before or after the second anniversary of the Effective Date, in accordance with that Clause; and/or
(b)    require the repayment of the Loan and Accrued Interest pursuant to Clause 4.5;
(c)    terminate this Agreement,
provided that in the case of an Event of Default described in Clauses 9.1(a), 9.1(b), 9.1(f) or 9.1(g), Wellcome shall permit the Company twenty (20) Business Days from the date of receipt of the Default Notice to remedy any such Event of Default (if such Event of Default is capable of remedy).
9.3    No further Advances. Following the service of a Default Notice, Wellcome shall not be required to make any further Advance of the Loan.

10    OBLIGATIONS OF THE COMPANY
10.1    Project. The Company shall use Reasonable Efforts to: (i) perform and complete the Project in accordance with the Project Plan, (ii) achieve any Milestones by the relevant Milestone Dates, and (iii) comply with the Company Diligence Obligations.
10.2    Prohibited actions. The Company undertakes to Wellcome (so far as it is legally able and complying with such undertakings is permissible under applicable securities regulations) that the Company shall not do any of the following whilst the Loan is outstanding without the prior written consent of Wellcome (which shall not be unreasonably withheld, conditioned or delayed) in a manner that would impact the Project or Company's ability to comply with this Agreement:
(a)    enter into any transactions involving any of the Background IPRs or Project IPRs which would materially limit or adversely affect the Company’s ability to progress the Project;
(b)    make any payment of dividends on any class of shares; or
(c)    make any material change to the general nature of the business of the Company as carried on as at the Effective Date.
10.3    Company Information. The Company shall supply to Wellcome details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Company or any of its directors and any adverse opinion of the Auditors, in each case to the extent that such proceedings or adverse opinion materially impacts the Project or the Loan as soon as it becomes aware of them.
10.4    Use of Wellcome and Company name. Other than when reproducing the agreed announcement in Clause 19.2 below, or where the company is legally required to disclose the source of funding for the Project, including pursuant to any rule or regulation of the Securities and Exchange Commission and/or the New York Stock Exchange (or any other exchange on which the Company’s shares may be listed), the Company shall not use the “Wellcome Trust” name or logo except with the prior written consent of Wellcome. Wellcome shall not use the name of the Company or logo except with the prior written consent of the Company.
10.5    Compliance with law. The Company shall be responsible for the management, monitoring and control of all research work undertaken under the Project. This shall include, as appropriate, the requirements of all applicable laws and regulatory authorities, including those governing the use of radioactive isotopes, animals, pathogenic organisms, diagnostic tools, medical devices, genetically modified organisms, toxic and hazardous substances, research on human subjects and human embryos, and include appropriate ethical approvals and consents, including such approvals and consents for obtaining tissues and other human samples.
10.6    Wellcome Policies. The Company shall ensure that all work undertaken under the Project and the development and exploitation of the Project IPRs comply with the Wellcome Policies in all material respects. From time to time, Wellcome may provide additional policies or updates to the Wellcome Policies that are relevant to the Project. In such case, Wellcome shall notify the Company about such additional policies or updates, and Schedule 8 shall be updated accordingly unless the Company is unable to comply and in turn notifies Wellcome about the same. Wellcome and the Company shall then discuss the policy in question and come to a mutual agreement about the inclusion of the said policy in Schedule 8.
10.7    Principal Investigator. If the Principal Investigator ceases to be involved with the Project, ceases to be employed by or provide services to the Company, or is prevented through illness, injury or death from promptly fulfilling his obligations in respect of the Project, the Company shall use reasonable endeavors to identify and appoint a suitable replacement Principal Investigator and shall notify Wellcome of its proposed selection and discuss such proposed replacement with Wellcome. Company shall consider in good faith Wellcome’s reasonable comments in connection with the selection of a suitable replacement, and shall notify Wellcome promptly after their appointment.
10.8    Clinical trials. The Company shall procure that the Clinical Trial which is undertaken by the Company, its collaborators, sub-contractors or service providers under the Project; must be conducted in accordance with Wellcome’s Clinical Trial Policy included in Schedule 8 and in accordance with good clinical practice guidelines in the countries in which the Clinical Trial takes place.
10.9    Clinical Trial Cover. It is envisaged that the Project shall include research including human participants. The Company shall procure that prior to the commencement of such research, it shall take out and maintain, or procure adequate insurance cover (“Clinical Trial Cover”) which must be effective from the commencement date of such research until at least three (3) years after the completion of such research. The adequacy of such Clinical Trial Cover shall be considered in relation to generally accepted industry standards. If the relevant research is carried out by the Company’s collaborators, sub-contractors or service providers, the Company shall procure that such collaborator, sub-contractor or service provider (as appropriate) confirms in writing that it shall comply with this Clause 10.9 as if it was the Company; written confirmation of this shall be promptly provided by the Company to Wellcome.
11    PROJECT REPORTING AND OVERSIGHT
11.1    Project records. The Company shall upon request make available to Wellcome copies of all records generated in connection with the Project, except for records that should remain blinded to Wellcome to ensure the integrity of any Clinical Trial. The Company shall ensure that data reported to Wellcome relevant to the progress of the Project are accurate and not misleading, in each case as of the time such data is reported to Wellcome.
11.2    CTSC. Within sixty (60) days following the receipt of the first tranche of the Loan, the Company shall establish a clinical trial steering committee (“CTSC”), which shall be independent of the project team, to operate for the duration of the Clinical Trial and continue operating until publication of the results of the Clinical Trial. The Company shall ensure that the CTSC is kept informed of all material developments and progress made concerning the Clinical Trial (except for any information that should remain blinded to the CTSC to ensure the integrity of the Clinical Trial, or information which is deemed by the Company in its sole discretion to be material non-public information). The Company shall procure that the CTSC shall have the right to:
(a)    review the study protocol and investigator’s brochure relating Clinical Trial;
(b)    review certain correspondence with regulatory authorities relating to the design or conduct of the Clinical Trial;
(c)    monitor the conduct of the Clinical Trial and progress through periodic reports provided by the Company;
(d)    approve the composition and charter of the DSMB and review all correspondence with the DSMB and minutes of meetings of the DSMB (excluding any information which should remain blinded to the CTSC to ensure integrity of the Clinical Trial);
(e)    identify potential weaknesses in the Clinical Trial, which will be duly considered by the Company;
The Company shall ensure that the CTSC has no right or power to amend or vary the terms of this Agreement or alter the fundamental scope or objectives of the Clinical Trial. For clarity, the Company shall only be required to consider any recommendations made by the CTSC in good faith, and shall retain full authority and the right to make the final decision with regards to the Clinical Trial.
11.3    Project Inventions. The Company shall procure that the Principal Investigator monitors the Project for material that may be the subject of Project Inventions and shall promptly notify Wellcome of any such Project Inventions.
11.4    Wellcome observers. Wellcome may appoint up to two (2) representatives or nominees who shall have the right to attend meetings of the CTSC in person, by telephone or other electronic means as observers (each, an “Observer”). The Company shall ensure the Wellcome observers receive all notices and materials provided to members of the CTSC at the same time as the members of the CTSC. Wellcome observers shall have no right to participate in recommendations of the CTSC. Wellcome shall notify the Company of any proposed independent industry adviser(s) that Wellcome intends to appoint as its CTSC observer(s). The Company shall have ten (10) Business Days from notification by Wellcome to notify Wellcome of any concerns regarding the independence of the proposed independent industry adviser(s) which Wellcome shall consider in good faith. Wellcome shall procure that all independent industry advisers appointed as Wellcome CTSC observers are bound by written confidentiality obligations equivalent to those set out in Clause 20. Wellcome shall have the option to remove its CTSC observer(s) and to appoint any person to fill a vacancy(ies) arising from the removal or retirement of Wellcome’s CTSC observer(s). Wellcome shall give prior written notice to the Company of any proposed changes in the identity of Wellcome’s CTSC observer(s).
11.5    Safety Issues. The Company shall notify Wellcome as soon as reasonably practicable:
(a)    on receipt of any information that raises any material concerns regarding the safety or efficacy of the Product in the Field;
(b)    where any data arising from the Project discloses a serious adverse event;
(c)    where a serious adverse event arising from the Project is suspected;
(d)    on the occurrence of a serious adverse event, serious adverse reaction, or any other material safety signal from the performance of the Project; or
(e)    of any recommendations from the DSMB to end the Clinical Trial;
(together, the “Safety Issues”).
12    SITE VISIT GROUP
12.1    Site Visit Group. Wellcome may appoint a Site Visit Group, made up of a small team of independent experts and observers from Wellcome. The Company shall have ten (10) Business Days from notification by Wellcome to notify Wellcome of any concerns regarding the independence of the designated members of the Site Visit Group, which concerns Wellcome shall consider in good faith and reflect in the membership of the Site Visit Group. The Company approved Site Visit Group shall have reasonable access during normal working hours and at mutually agreed times to visit the premises where the Project is being conducted to consult informally with the Company’s researchers, consultants or contractors working on the Project, to evaluate progress, performance and key issues and to report back to Wellcome on their findings.
12.2    Recommendations. The Site Visit Group may make recommendations to Wellcome relating to the Project. The Company shall consider in good faith all recommendations of the Site Visit Group that are communicated to the Company in writing and the Company shall use Reasonable Efforts to address such recommendations in its future performance of the Project, provided that in any case, the Site Visit Group shall not be permitted to visit a Clinical Trial site without the presence of a Company representative.
13    IPRS
13.1    Ownership of Project IPRs. Project IPRs created or arising under the Project will vest in and be the sole property of the Company.
13.2    Patent filings for Project IPRs. The Company is responsible for seeking and maintaining protection for Project IPRs at its sole cost, including the filing, conduct, prosecution and maintenance of all patents arising in respect of

Project Inventions. Patent applications filed in respect of Project Inventions must be filed in the name of the Company.
13.3    Background IPRs. The Company shall make the Background IPRs available for use in the Project and to the extent necessary for the protection, development and exploitation of the Project IPRs.
14    PROJECT IPRS: EXPLOITATION
14.1    Company diligence obligations. The Company agrees to use Reasonable Efforts to further develop and exploit the Product in the Field either itself or with or through third parties, in accordance with the Wellcome Policies, and shall use Reasonable Efforts to take into account (and cause any sublicensee to take into account) Wellcome’s approach to equitable access to healthcare interventions (see https://wellcome.ac.uk/wellcomes-approach-equitable-access-healthcare-interventions). The Company shall:
(a)    Within six (6) months of completion of the Project provide to Wellcome a development plan for the Product in the Field, including details of any further clinical trials that may be required; and thereafter use Reasonable Efforts to deliver that development plan until the first commercial sale of a Product in the Field anywhere in the world.
(b)    Within six (6) months of making an application for marketing approval for the Product in the Field for the commercialization of the Product in the Field, provide to Wellcome a marketing plan setting out the planned activities to make the Product in the Field available to end users reflecting Wellcome Policies, and shall consider in good faith Wellcome’s comments thereto, which plan may include an appropriate and proportionate global access plan that covers registration targets, plans to meet demand, flexible approaches to IPRs and other strategies that reflect ability to pay in particular countries and populations and ensure that economic barriers to access to Products in the Field are low, and thereafter use Reasonable Efforts to deliver that marketing plan until the seventh (7th) anniversary of the date of first commercial sale of a Product in the Field anywhere in the world.
(together, the “Company Diligence Obligations”).
14.2    The Company will not assign or license the right to commercially exploit the Project IPRs to any third party unless such third party agrees in writing to comply with obligations equivalent to the Company Diligence Obligations.
14.3    Monitoring of public healthcare benefit. In order to assist Wellcome in monitoring the public healthcare benefit derived from Wellcome funding, until the seventh (7th) anniversary of the date of first commercial sale of a Product in the Field anywhere in the world, regardless of whether Wellcome has converted the Loan or been repaid, the Company shall provide annually to Wellcome at the end of its financial year (or where the Company is exploiting the Project IPRs and/or Products in the Field via third parties, procure that such third parties provide annually to Wellcome) a summary, together with supporting data, of the efforts being taken to provide equitable access to the Product in the Field. This summary shall include the number of Products in the Field (including doses if applicable) sold, supplied or made available for distribution globally and in each country.
14.4    Wellcome exploitation rights. Solely if Products in the Field remain unexploited or not further developed by the Company and/or their licensees in any indication (whether in or outside the Field) in any country at least five (5) years following completion of the Project, and provided that any failure to exploit the Products in the Field is not the result of bona fide safety or efficacy concerns, Wellcome shall have the option to give written notice to the Company that it wishes to take responsibility on behalf of the Company for the development and exploitation of such Products (and the Project IPRs relating thereto) in the relevant countries, solely in the Field. Such right includes discretion to make the final decisions (following good faith consultation with the Company) regarding the negotiation, acceptance and conclusion of terms for any agreement regarding the development and exploitation of the Project IPRs and Products in the Field (including development and exploitation by way of licence, sale, assignment, materials transfer or other transfer of rights), provided that the foregoing shall not be deemed to grant to Wellcome any rights to grant licenses or other rights in or to the Company’s Background IPRs, except to the extent provided in Section 14.5(b) below.
14.5    If Wellcome exercises its right to exploit the Products and Project IPRs in the Field on behalf of the Company under Clause 14.4: within one hundred eighty (180) days of receipt of Wellcome’s written notice exercising its right to exploit, the Company shall:
(a)    grant to Wellcome licences (in good faith and on a sublicensable basis and on the financial terms set out at Clause 14.8) under the Project IPRs and the rights to exploit Products in the Field in the relevant countries to Wellcome or its nominee, and provide Wellcome or its nominee with access to any associated data, documents, materials, master files, regulatory approvals or information as required for Wellcome or its nominee to develop and exploit the Project IPRs and Products in the Field in the relevant countries, provided that for clarity, such transfer shall in no event include any access to or enablement with respect to any Company Biomarker Platform IPRs. Wellcome (or its nominee) shall be responsible for all reasonable out of pocket costs associated with any such access;
(b)    grant to Wellcome or its nominee a sublicensable (licence to the Background IPRs solely to the extent that they are required to develop and exploit the Project IPRs and Products in the Field. Any sublicense under the Background IPRs shall be sublicenseable solely in conjunction with a license of substantially similar scope under the Project IPRs (i.e. no naked sublicensing permitted). Notwithstanding the foregoing, the licences granted by the Company to Wellcome under the foregoing sentence shall not include any licences under or right of access to the Company Biomarker Platform IPRs, unless and solely to the extent that such access and use of the Company Biomarker Platform IPRs are necessary for the exploitation of the Products in the Field, in which case, if Wellcome requests that Company grant a licence under or access to the Company Biomarker Platform IPRs, then (i) the Company shall not unreasonably withhold its consent to grant a right of use or access to the Company Biomarker Platform IPRs, which right of use or access may be provided, at the Company’s sole discretion, by way of a licence grant to Wellcome, or by the provision of rights of access or biomarker-related services to Wellcome by or on behalf of the Company in connection with Wellcome’s proposed exploitation in the Field, and (ii) the Parties shall negotiate in good faith to agree upon the terms (including commercially reasonable financial terms) that would apply to the licence, right of access or receipt of biomarker services by Wellcome under such Company Biomarker Platform IPRs in such country in the Field, and (iii) the Parties would also agree upon intellectual property ownership provisions with respect to any improvements and/or modifications to the Company Biomarker Platform made by or on behalf of Wellcome in connection with such exploitation of the Products in the Field. Except as provided in the foregoing with respect to the Company Biomarker Platform IPRs, any such licence grant under Background IPRs shall be non-exclusive and free of charge other than for costs that are incurred in respect of necessary third-party licences; and
(c)    transfer to Wellcome or its nominee any materials, data and know-how necessary for Wellcome or its nominee to enable development and manufacture of Products in the Field, provided that for clarity, such transfer shall in no event include transfer of any Company Biomarker Platform IPRs. Wellcome (or its nominee) shall be responsible for all reasonable out of pocket costs associated with any such transfer.
14.6    In the event that the Parties acting in good faith are unable to agree the terms of the licences or assignments referred to in Clause 14.5 above in connection with the Project IPRs and the Products within the one hundred eighty (180) day time period, the Parties shall escalate the dispute for resolution by a senior executive of each Party, who shall attempt to resolve the dispute within a further thirty (30) days. If the Parties remain unable to resolve the dispute, any Party may refer the matter for resolution in accordance with Clause 16 prior to referral for final resolution under Clause 27.
14.7    Where any Wellcome nominee referred to in Clause 14.5 above is not acceptable to the Company (acting in good faith) on reasonable grounds, the Company shall notify Wellcome promptly in writing of the objection and the reasonable grounds, Wellcome shall not appoint such third party as its nominee (unless subsequently approved by an Expert) and Wellcome shall propose an alternative nominee. Where the Parties are unable to agree upon a mutually acceptable Wellcome nominees, the Parties shall escalate the dispute for resolution by a senior executive of each Party, who shall attempt to resolve the dispute within a further thirty (30) days. If the Parties remain unable to resolve the dispute, any Party may refer the matter for resolution in accordance with Clause 16 prior to referral for final resolution under Clause 27.
14.8    If Wellcome exercises its right to exploit under Clause 14.4:
(a)    Wellcome shall share Project Revenues and Equity Holdings received from such exploitation 50:50 Trust: the Company after reimbursement of Wellcome’s direct costs; and
(b)    the Company shall use reasonable efforts to procure that the Principal Investigator and other members of its staff who contributed to the creation of Project IPRs will give reasonable assistance to Wellcome in relation to the development and exploitation of the Project IPRs.
15    FURTHER FUNDING
15.1    The Company undertakes not to seek, apply for or accept (whether by way of loan, grant or any other funding arrangement) without Wellcome’s prior written consent (such consent not to be unreasonably withheld) any other funding or support (whether in kind or otherwise) which is solely and specifically directed at the Project, whether commercial or non-commercial, for the duration of the Project, without first notifying Wellcome of such funding or support and providing Wellcome a reasonable opportunity (to be no more than thirty (30) days) to provide such funding or support to the Company itself. If such funding or support has not been provided by Wellcome by the expiry of such period, the Company shall be free to obtain such funding or support from elsewhere without restriction. The Company is not restricted from raising general funding for the operation of its business provided that such funds are not specifically earmarked for the Project.
15.2    If at any time the Company is seeking to obtain funding from Institutional Investors, the Company shall inform Wellcome in good time prior to entering into any term sheet and Wellcome will discuss with the Company the possibility of repayment of the Loan (and Accrued Interest if relevant) or conversion prior to completion of such investment. The Conversion Price shall not be subject to amendment in such circumstances.
16    EXPERT DETERMINATION
16.1    Where any Clause of this Agreement provides for a matter to be referred for non-binding resolution by an expert, the expert appointed to resolve such matter (the "Expert") shall be an independent expert whose appointment is agreed between the Parties.
16.2     If the Parties are unable to agree on an Expert within ten (10) Business Days of either Party serving details of a suggested expert on the other, either Party shall then be entitled to request the President for the time being of the Institute of Intellectual Property Licensing or of the Chartered Accountants in England and Wales (as is most applicable to the matter in dispute) to appoint an Expert of repute with appropriate qualifications, expertise, experience and skill in the issue in dispute.
16.3    The Parties shall be required to make submissions to the Expert with respect to the matter in dispute, which shall be limited to forty (40) pages, inclusive of exhibits, provided that with respect to any dispute referred to the Expert under Clause 14.6, each Party may include a draft of such Party’s proposed license agreement or license terms, which may be in excess of the foregoing 40-page limit. The Parties shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert shall reasonably require for the purposes of making their determination. The Expert shall prescribe the time period in which the Parties will be required to provide such submissions, which shall not exceed thirty (30) Business Days following the Expert’s appointment.
16.4    The Expert shall be required to use their diligent efforts deliver a notice setting out his/her determination within thirty (30) Business Days following receipt of the Parties’ submissions. With respect to any dispute as to valuation, the Expert shall adopt a valuation method which he/she considers, in his/her absolute discretion, to be the most appropriate method for the matter upon which determination is required.
16.5    The Parties shall provide each other with such reasonable information as will enable them to make submissions under Clause 16.3.
16.6    The Expert shall act as an expert and not as an arbitrator and either Party shall have the right to refer the dispute, if not resolved on the basis of the Expert’s determination, to final resolution in accordance with Clause 27.
16.7    The costs of any reference to an Expert under this Clause 16 shall be borne by the Parties equally.
17    WAIVER
17.1    No Party shall be deemed to have waived any of its rights or remedies under this Agreement unless the waiver is expressly made in writing and signed by a duly authorised representative of that Party. In particular, no delay or failure of any Party in exercising or enforcing any of its rights or remedies under this Agreement shall operate as a waiver of those rights or remedies nor shall any single or partial exercise or enforcement of any right or remedy by any Party preclude or impair any other exercise or enforcement of that right or remedy by that Party.
18    ENTIRE AGREEMENT/VARIATIONS
18.1    This Agreement, together with the Application and any agreement entered into pursuant to the Agreement constitutes the entire agreement and understanding between the Parties relating to the matters dealt with in this Agreement and supersedes all prior discussions and agreements covering the subject matter of this Agreement.
18.2    The Agreement may only be amended by agreement of the Parties in writing.
19    ANNOUNCEMENTS

19.1    Except as set out in this Agreement or as required by law or any competent regulatory authority, including pursuant to any rule or regulation of the Securities and Exchange Commission and/or the New York Stock Exchange (or any other exchange on which the Company’s shares may be listed), no announcement concerning this Agreement or its subject matter shall be made by either Party without the prior written approval of the other Party.
19.2    Wellcome is permitted to publish a summary description of the Project including: the name of the Principal Investigator, the name of the Company, the title of the Project, the maximum amount of the Facility and the following description of the Project: “Bipolar disorder is a severe, life-long psychiatric condition associated with a high burden of disability and risk of suicide. The only approved treatments for its depressive phase (BD-D) are antipsychotic medications, which carry many side effects. As BD-D is defined by clinical phenomenology rather than by biology, successful development of new treatment options will most likely come by targeting biologically defined patient subgroups characterized by relevant pathophysiology (i.e. a precision psychiatry approach). Extensive data show neuroplasticity-related abnormalities in the brains of BD-D patients that can be clinically identified as deficits in memory, commonly seen in BD-D. A drug that enhances hippocampal neuroplasticity therefore holds promise specifically for memory-impaired BD-D patients. ALTO-100 is an orally active small molecule with a novel pro-neurogenesis/neuroplasticity mechanism of action. We have shown that MDD or PTSD patients with poor memory respond better to ALTO-100 than those with intact cognition. Here, we propose taking a precision psychiatry approach through a poor memory-stratified Phase 2b trial of ALTO-100 in BD-D, following closely the already FDA-reviewed design of an ongoing MDD Phase 2b. A successful outcome could accelerate this drug into Phase 3, potentially providing a groundbreaking new option for a highly underserved clinical population.”
19.3    Wellcome’s contribution must be acknowledged in all scientific publications concerning the Project, quoting the Award reference number 306439/Z/23/Z.
19.4    A copy of all research publications that relate to the Project must be deposited into PubMed Central (or Europe PubMed Central) upon publication in accordance with Wellcome’s open access policy set out in Schedule 8. Manuscripts shall therefore only be submitted by the Company to journals which offer a compliant publishing option facilitating open access.
20    CONFIDENTIALITY
20.1    All Confidential Information provided by one Party (or its Representatives or Group) (collectively, the “Disclosing Party”) to the other Party (or its Representatives or Group) (collectively, the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Clause 20.
20.2    “Confidential Information” means any information disclosed or made available to the Receiving Party by or on behalf of the Disclosing Party in connection with this Agreement, including all information:

(a)    relating to the Product; the Project; the Project IPR; or the customers, business, assets or affairs of the Company (which is the Confidential Information of the Company);
(b)    relating to the customers, business, assets or affairs of Wellcome (which is the Confidential Information of Wellcome); or
(c)    which relates to the contents of this Agreement or any agreement or arrangement entered into pursuant to this Agreement (which is the Confidential Information of both Parties).
20.3    Save as set out below, neither Party may, for the duration of this Agreement and for ten (10) years thereafter, use for its own business purposes or disclose to any third party any Confidential Information of the Disclosing Party without the prior consent of the Disclosing Party, except that either Party may disclose Confidential Information to its Group and Representatives provided that such Group members and Representatives are bound by obligations of confidentiality no less onerous than those set out herein.
20.4    In recognition of Wellcome’s role of a major funder of medical research, nothing in this Clause 19 shall prevent Wellcome from using the Confidential Information, or comparing the Confidential Information to information already in its possession, in each case solely to inform its internal assessment of other applications made to it for funding in furtherance of its charitable mission.
20.5    Confidential Information does not include:
(a)    information which is or becomes publicly available (otherwise than as a result of a breach of this Agreement or any other agreement between the Parties);
(b)    information which is independently developed by the relevant Party or acquired from a third party, to the extent that it is acquired with the right to disclose it;
(c)    information which was lawfully in the possession of the Receiving Party prior to or on the Effective Date, free of any restriction on disclosure as can be shown by that Party’s written records or other reasonable evidence;
20.6    Notwithstanding the provisions of Clause 20.3, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)    the disclosure of information to the extent required to be disclosed by law, including any requirements for disclosure under the Freedom of Information Act 2000 or any court of competent jurisdiction, any governmental official, any tax or regulatory authority (including any Recognised Investment Exchange and the Panel on Takeovers and Mergers) or any

binding judgement, order or requirement of any other competent authority;
(b)    the disclosure to a Party’s professional advisers or to Wellcome’s Site Visit Group of information reasonably required to be disclosed for purposes relating to this Agreement provided that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Clause 20 or, in the case of professional advisors, such professional advisors are bound by professional codes of conduct giving rise to expectations of confidentiality and non-use;
(c)    any announcement made, or information provided in relation to the Company with the approval of Wellcome in accordance with Clause 18; and
(d)    the disclosure of information by Wellcome for the purposes of:
(i)    publishing summary details of awards made by Wellcome funding and in accordance with Clause 19.2;
(ii)    for the purpose of registering a clinical trial in accordance with the Wellcome Policies set out in Schedule 8; and
(iii)    Publishing summary details of the public healthcare benefit of Wellcome funding including the volume of Product made available in the Field;
(e)    enforcing such Party’s rights (including prosecuting or defending arbitration proceedings hereunder) or performing its obligations under this Agreement
(f)    disclosure to a tax authority in connection with the tax affairs or a reporting obligation of the Disclosing Party;
(g)    In the case of the Company as the Receiving Party with Wellcome’s prior written approval:
(i)    filing for, prosecuting or enforcing patents claiming or covering the Project IPR as permitted by this Agreement;
(ii)    in regulatory filings or otherwise in seeking, obtaining and maintaining regulatory approvals (including complying with the requirements of regulatory authorities with respect to filing for, obtaining and maintaining such regulatory approvals);
(iii)    disclosure to actual or potential sublicensees or other third parties as may be necessary or useful for the exercise of its rights under this Agreement, provided that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Clause 20;
(iv)    disclosure to third parties in connection with due diligence or similar investigations, and disclosure to potential third party investors in confidential financing documents, provided, in each case, that any such third party agrees to be bound by customary written agreements of confidentiality and non-use;
(v)    disclosure to actual or potential investors or acquirers on a reasonable need to know basis, in connection with an actual or potential investment or acquisition, provided, that such persons shall be subject to customary written agreements of confidentiality and non-use; and
(vi)    disclosure to actual or potential subcontractors as may be necessary or useful in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, provided that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Clause 20.
20.7    Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of Clause 20 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision.
21    NOTICES
21.1    Any notice to be given pursuant to this Agreement shall be in writing in the English language and shall be delivered by overnight courier, by registered, recorded delivery or certified mail (postage prepaid) to the address set out below or such other address as a Party may from time to time designate by written notice to the other Party.
Address of Company
650 Castro Street, Suite 450
Mountain View, CA 94041
USA
for the attention of: General Counsel
with a copy (which shall not constitute notice: to:
Cooley LLP
3175 Hanover Street,
Palo Alto, California, 94304,
USA

for the attention of: Kate Hillier
Address of Wellcome
The Wellcome Trust Limited,
215 Euston Road
London NW1 2BE
for the attention of: Kim Donoghue
with a copy to: Wellcome’s Legal Department (IP & Translation Team)
Any notice given pursuant to this Clause 21.1 shall be deemed to have been received on the day of receipt, provided receipt occurs on a Business Day or otherwise on the next following Business Day.
22    ASSIGNMENT
22.1    No Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that either Party may make such an assignment or transfer of this Agreement as a whole without the other Party’s consent to the successor to all or substantially all of the business of such Party to which this Agreement relates (whether by merger, acquisition, consolidation, sale of assets, sale of a majority of the direct or indirect equity interests in such Party or otherwise). In case either Party wishes to make an assignment or transfer of this Agreement to a member of its Group, the Party wishing to make such an assignment or transfer shall request the other Party for consent which the other Party shall not unreasonably deny except if the other Party acting reasonably believes that providing consent would be materially detrimental to its interests.
23    SEVERANCE OF TERMS
23.1    If any provision of this Agreement becomes invalid or unenforceable to any extent, the remainder of this Agreement and its application will not be affected and will remain enforceable to the greatest extent permitted by law.
24    COSTS
24.1    Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.
25    FURTHER ASSURANCES
25.1    Each Party shall perform such acts and execute such documents as be necessary or desirable to give effect to this Agreement.
26    GENERAL
26.1    If any provisions of the memorandum of association, or the articles of association of the Company (or both) at any time conflict with any of the provisions of this Agreement, the provisions of this Agreement shall prevail.

26.2    This Agreement may be executed in two or more counterparts but shall not be effective until both Parties have executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.
26.3    A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
27    GOVERNING LAW
27.1    This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of this Agreement or its formation) shall be governed by and construed in accordance with the laws of England. Except as provided in Clause 16, the Parties irrevocably submit to the exclusive jurisdiction of the Courts of England, provided that nothing in this clause shall prevent either Party from seeking injunctive relief in any court of competent jurisdiction in respect of a breach or threatened breach of Clause 20 (Confidentiality).

IN WITNESS of which this Agreement has been signed as follows:

Signed for and on behalf of THE WELLCOME TRUST LIMITED as trustee of The Wellcome Trust by its authorised signatory	/s/ Miranda Wolpert Authorised Signatory Date: July 25, 2024

Signed for and on behalf of ALTO NEUROSCIENCE, INC.	/s/ Amit Etkin Chief Executive Officer Date: July 25, 2024

SCHEDULE 1: MILESTONES, TRANCHES OF LOAN AND PAYMENT SCHEDULE

SCHEDULE 2: COSTS SCHEDULE

SCHEDULE 3: DRAWDOWN NOTICE 1

SCHEDULE 4: DRAWDOWN NOTICE 2

SCHEDULE 5: CONVERSION PRICE AND CONVERSION STOCK
1    The Conversion Price and Conversion Stock shall be determined as follows:
1.1    Conversion on Sale
In the case of conversion immediately prior to a Sale in accordance with Clause 4.1(a)(i), the Conversion Price shall be a price per share of Conversion Stock which is at a discount of twenty per cent (20%) to the price paid (or deemed paid) per share of Conversion Stock in such Sale. If the holders of the Conversion Stock receive in exchange for their Conversion Stock only cash in a Sale described in clause (b) of the definition thereof, the price per share of Conversion Stock shall be deemed to be the cash amount paid per share. Otherwise, the price per share of Conversion Stock shall be deemed to be the average of the Last Reported Sale Prices of the Conversion Stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the Sale.
1.2    Conversion where no Sale has taken place
If a Sale has not previously occurred before the date on which Wellcome wishes to convert the Loan pursuant to Clause 4.1(a)(ii) or 9.2(a) (as applicable), the Conversion Price shall be a price per share of Conversion Stock which is at a discount of twenty per cent (20%) to thirty (30) day volume weighted average price of the Company’s shares as at the intended conversion date.
1.3    Conversion Limitations. Notwithstanding anything to the contrary in this Agreement, a maximum of 5,363,326 shares of Conversion Stock may be issued pursuant to this Agreement (representing 19.9% of the outstanding shares of the Company’s common stock as of the date of this Agreement); provided that on the third Business Day following any relevant conversion date the Company shall pay cash in lieu of any amounts converted for which Conversion Stock was not delivered on account of the limitation set forth in this sentence.

SCHEDULE 6: PROJECT PLAN

SCHEDULE 7: APPLICATION

SCHEDULE 8: WELLCOME POLICIES

SCHEDULE 9: REPORTING TEMPLATES